Exhibit 99.1

LookSmart Reports Fourth Quarter and Fiscal 2004 Results

SAN FRANCISCO, Calif., January 27, 2005 — LookSmart (Nasdaq: LOOK; ASX: LOK), a leader in Internet search, today announced financial results for the fourth quarter and year ended December 31, 2004.

“As previously announced, LookSmart did not properly deploy sufficient sales resources in the fourth quarter and we are obviously not satisfied with this outcome,” stated Chief Executive Officer David Hills. “We have identified the underlying causes of these problems and have made the appropriate adjustments, including hiring two industry veterans to lead our paid listings and consumer products divisions. As we move into 2005, we have taken steps to ensure improved levels of operational transparency within our business and are providing our advertisers improved tools to give them better functionality and visibility into our network. In addition, we are in the process of reorienting the company around key verticals in both advertising and distribution. While these steps will have a near term impact of lower revenues and limited visibility, making the necessary adjustments today will allow us to build a more durable, high growth business this year and in the future.”

Financial Highlights

Revenue: LookSmart reported total revenue of $16.5 million for the fourth quarter of 2004. This compares to total revenue of $17.5 million in the third quarter of 2004 and represents a 32% increase from core business revenue (excluding revenue from MSN and discontinued international operations) of $12.5 million in the fourth quarter of 2003.

For the year ended December 31, 2004, revenue from LookSmart’s continuing operations was $77.0 million, excluding $6.0 million for discontinued international operations. This compares to revenue of $134.8 million for fiscal 2003.

Key Operating Metrics: Total paid clicks were 115 million for the fourth quarter compared to 103 million in the preceding quarter. Average revenue per click was $0.14, as compared to $0.17 in the preceding quarter.

Distribution: The Company continued to grow its distribution network, adding twelve new partners during the fourth quarter.

Cost of Revenue: Traffic acquisition costs of 54% in the fourth quarter were slightly above the Company’s guidance of 51% to 53%.

Operating Expenses: Total operating expenses exclude those related to LookSmart’s discontinued operations, which are included in the separate line item “Gain from Discontinued Operations.” Total operating expenses in the fourth quarter were $8.2 million. This compares to total operating expenses of $8.6 million in the third quarter of 2004, which included restructuring charges of $0.1 million.

Income/Loss from Continuing Operations: The loss from continuing operations for the fourth quarter was $1.7 million, or $0.01 per share. This compares to a loss from continuing operations in the preceding quarter of $0.6 million, or effectively breakeven on a per share basis and including a one-time benefit related to reduced traffic acquisition costs; and to income from continuing operations in the fourth quarter of 2003 of $4.1 million, or $0.04 per share.

Gain from Discontinued Operations: The gain from discontinued operations in the fourth quarter of 2004 was $0.3 million, which resulted from the reversal of cumulative translation adjustments and expenses related to the closure of the international businesses, offset by reductions of estimated liabilities.

GAAP Net Income/Loss: GAAP net loss for the fourth quarter of 2004, which reflects the gain from discontinued operations, was $1.5 million, or $0.01 per share. GAAP net loss includes a benefit of $33,000 due to stock compensation from variable stock options. This compares to GAAP net income in the preceding quarter of $15,000, or effectively breakeven on a per diluted share basis, which included a charge of $0.1 million related to restructuring charges and a charge of $41,000 due to stock compensation from variable stock options; and to GAAP net income in the fourth quarter of 2003 of $1.6 million, or $0.01 per diluted share, which included a $1.7 million charge due to stock compensation from variable stock options.

GAAP net loss for the fourth quarter of 2004 includes $2.2 million of depreciation and amortization, compared to $2.1 million in the third quarter of 2004 and $2.0 million in the fourth quarter of 2003.

For the year ended December 31, 2004, GAAP net loss was $9.8 million, or $0.09 per share, which includes $4.2 million related to restructuring charges and a benefit of $10,000 due to stock compensation from variable stock options. This compares to GAAP net income for fiscal 2003 of $5.8 million, or $0.05 per diluted share, which includes $4.0 million related to restructuring charges and a benefit of $0.8 million due to stock compensation related to variable options.

Adjusted Net Income/Loss: Adjusted net income/loss is equal to GAAP net income/loss excluding compensation expense from variable stock options. For the fourth quarter of 2004, adjusted net loss was $1.4 million, or $0.01 per share, which excludes a benefit of $33,000 of stock compensation from variable stock options. This compares to adjusted net loss of $26,000, or effectively breakeven on a per share basis, in the preceding quarter, which excluded a charge of $41,000 of stock compensation from variable stock options; and adjusted net loss of $0.1 million, or effectively breakeven on a per share basis, in the year-ago period, which excluded a charge of $1.7 million of stock compensation from variable stock options.

For the year ended December 31, 2004, adjusted net loss was $9.8 million, or $0.09 per share, which includes a benefit of $10,000 due to stock compensation from variable stock options. This compares to adjusted net income for fiscal 2003 of $6.6 million, or $0.06 per diluted share, which included a benefit of $0.8 million due to stock compensation related to variable options.

Notes Regarding Adjusted Net Income/Loss:

Adjusted net income/loss is not in accordance with, or an alternative to, GAAP financial measures and may be different from pro forma measures used by other companies. The Company has provided a clear reconciliation between GAAP net income/loss and adjusted net income/loss and has presented the information previously reported together with the financial statements attached to this earnings release. The Company does not provide certain guidance on a GAAP basis because information relating to the variable accounting for repriced stock options is not accessible on a forward-looking basis and its probable significance is not determinable.

Cash: Total cash and investments were $63.9 million at December 31, 2004, which consists of $52.7 million in cash and short-term investments and $11.2 million in longer-term securities, and compares to total cash and short-term investments of $65.6 million at September 30, 2004.

Financial Outlook

For the first quarter ending March 31, 2005, revenues are expected to be $12.0 to $14.0 million.

Traffic acquisition costs for the first quarter are expected to be within the range of 56% to 59%. In addition, the Company anticipates quarterly operating expenses of $8.75 to $9.25 million and expects adjusted net loss of $4.0 to $5.0 million for the quarter.

Use of Non-GAAP Financial Information

Management believes that Adjusted Net Income/Loss is an appropriate measure of evaluating our operating performance because by excluding the impact of variable stock compensation, which we believe is not indicative of our core operating results, readers of the financial statements are provided with a valuable insight into our operating results. Non-GAAP financial measures should be considered in addition to, and not as a substitute for or superior to, cash flow from operations, net income, or other measures of financial performance prepared in accordance with generally accepted accounting principles.

Conference Call

LookSmart will host a conference call today at 5:00 p.m. ET (9:00 a.m. Australian ET, January 28, 2005) to discuss its financial results. To listen to the call from the U.S., dial 1-800-218-0204; from Australia, dial 1-800-730-220. The call will also be available live by webcast on LookSmart’s Investor Relations Web site at http://www.shareholder.com/looksmart/.

About LookSmart

LookSmart is a leader in commercial search services and a developer of innovative web search solutions. The Company provides consumers with relevant search results through a distribution network that includes Lycos, CNET, InfoSpace (Excite, MetaCrawler, Webcrawler), Cox Interactive, Apple’s Sherlock, U.C. Berkeley and LookSmart.com, while delivering high performance sales leads at a reasonable price to online businesses. LookSmart is based in San Francisco, California. For more information, visit www.looksmart.com.

Forward-Looking Statements

This press release contains forward-looking statements, such as references to our projected revenue, losses, Adjusted Net Losses, cash balances, traffic acquisition costs, operating expenses, restructuring costs, and other financial results. These statements, including their underlying assumptions, are subject to risks and uncertainties and are not guarantees of future performance. Results may differ due to various factors such as the possibility that we may fail to preserve our expertise in search product development, that we may incur unexpected costs in our restructuring, that potential distribution partners may opt to work with competitors because our competitors offer more favorable products or pricing terms, that we may fail to integrate the Net Nanny business or that this business may fail to provide significant gains in proprietary traffic, that changes in the distribution network composition may lead to decreases in traffic volumes, that changes in the distribution network may lead to lower-converting traffic, that our customers may decide to reduce spending or terminate their relationships with us because of perceived traffic problems or other reasons, or that we may have unexpected increases in other costs and expenses. In addition, you should read the risk factors detailed in our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other documents filed with the Securities and Exchange Commission.

The statements presented in this press release speak only as of the date of the release. Please note that we undertake no obligation to revise or update publicly any forward-looking statements for any reason.

“LookSmart” is a trademark of LookSmart, Ltd., and/or its subsidiaries in the U.S. and other countries. All other trademarks mentioned are the property of their respective owners.

Investor Contacts:

Alex Wellins or Jennifer Jarman

The Blueshirt Group

415-217-7722

alex@blueshirtgroup.com;

jennifer@blueshirtgroup.com

(Tables to follow)

LOOKSMART, LTD.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	Three Months Ended December 31, 2004		Twelve Months Ended December 31, 2004
	2004	2003	2004	2003
Revenues:
Listings	$16,525	$33,695	$76,808	$119,528
Licensing	—	4,006	188	15,304

Total revenues	16,525	37,701	76,996	134,832

Cost of revenues	10,391	18,760	44,780	70,221

Gross profit	6,134	18,941	32,216	64,611

Operating expenses:
Sales and marketing	1,497	3,331	7,541	14,449
Product development	4,837	5,919	23,152	26,256
General and administrative	1,832	1,910	9,153	10,499
Restructuring costs	2	4,006	4,154	4,006

Total operating expenses	8,168	15,166	44,000	55,210

Income (loss) from operations	(2,034)	3,775	(11,784)	9,401
Non-operating income (expenses)	299	(152)	673	(1,740)

Income (loss) from continuing operations before income taxes	(1,735)	3,623	(11,111)	7,661
Income taxes	7	455	(110)	(354)

Income (loss) from continuing operations	(1,728)	4,078	(11,221)	7,307
Gain (loss) from discontinued operations	259	(2,450)	1,405	(1,723)
Extraordinary gain from dissolution of BTLS Joint Venture	—	—	—	202

Net income (loss)	$(1,469)	$1,628	$(9,816)	$5,786

Net income (loss) per common share:

Basic net income (loss) per share
Income (loss) from continuing operations	$(0.01)	$0.04	$(0.10)	$0.07
Extraordinary gain	$—	$—	$—	$0.00
Gain (loss) from discontinued operations	$0.00	$(0.02)	$0.01	$(0.01)
Net income (loss)	$(0.01)	$0.02	$(0.09)	$0.06

Fully diluted net income (loss) per share
Income (loss) from continuing operations	$(0.01)	$0.04	$(0.10)	$0.07
Extraordinary gain	$—	$—	$—	$0.00
Gain (loss) from discontinued operations	$0.00	$(0.02)	$0.01	$(0.02)
Net income (loss)	$(0.01)	$0.01	$(0.09)	$0.05

Weighted average shares outstanding - basic	113,328	106,964	111,331	103,697
Weighted average shares outstanding - fully diluted	113,328	109,304	111,331	108,739

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LOOKSMART, LTD.

GAAP NET INCOME TO ADJUSTED NET INCOME RECONCILIATION

(In thousands, except per share amounts)

	Three Months Ended December 31, 2004		Twelve Months Ended December 31, 2004
	2004	2003	2004	2003
GAAP to Adjusted Net Income (Loss) Reconciliation:
GAAP Net income (loss)	$(1,469)	$1,628	$(9,816)	$5,786
Stock compensation related to variable options	33	(1,730)	10	819

Adjusted net income (loss)	$(1,436)	$(102)	$(9,806)	$6,605

Adjusted net income (loss) per share - basic	$(0.01)	$(0.00)	$(0.09)	$0.06
Adjusted net income (loss) per share - diluted	$(0.01)	$(0.00)	$(0.09)	$0.06

Weighted average shares outstanding - basic	113,328	106,964	111,331	103,697
Weighted average shares outstanding - diluted	113,328	109,304	111,331	108,739

Stock compensation related to variable options:
Cost of revenue	$(4)	$7	$6	$—
Sales and marketing	15	(455)	(2)	240
Product development	26	(1,029)	5	523
General and administrative	(4)	(253)	1	56

Total stock compensation related to variable options	$33	$(1,730)	$10	$819

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LOOKSMART, LTD

CONSOLIDATED CONDENSED BALANCE SHEETS

(in thousands)

	December 31, 2004	December 31, 2003
ASSETS
Cash	$45,054	$63,866
Short-term investments	7,648	6,068

Total cash and short-term investments	52,702	69,934

Accounts receivable, net	3,880	22,265
Other current assets	2,216	2,680

Total Current Assets	58,798	94,879

Property, plant and equipment, net	5,988	8,444
Goodwill and intangibles, net	21,786	16,645
Long term investments	11,198	—
Other assets	3,333	6,124

Total Assets	$101,103	$126,092

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current portion of long-term liabilities	$1,235	$101
Accounts payable	360	3,600
Other current liabilities	6,824	26,546
Deferred revenue and customer deposits	1,525	5,362

Total Current Liabilities	9,944	35,609

Long term liabilities	5,071	4,186

Total Liabilities	15,015	39,795

Total Equity	86,088	86,297

Total Liabilities and Stockholders’ Equity	$101,103	$126,092

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